Exhibit 10.2

Execution Version

March 24, 2017

Jonathan Pedersen
330 East 30th Street
New York, New York 10016

Re: Resignation Letter Agreement
Dear Jon:
This letter agreement (the “Agreement”) is in connection with your voluntary resignation as Chief Legal Officer/General Counsel and Secretary of Walter Investment Management Corp. (the “Company”), effective as of March 24, 2017 (the “Resignation Date”), and your agreement to remain employed with the Company in a non-officer capacity through April 30, 2017, or such earlier date as the parties may mutually agree (the “Termination Date”). You hereby resign, as of the Resignation Date, your position as Chief Legal Officer/General Counsel and Secretary and all other positions as an officer or director of the Company and its subsidiaries. After the Resignation Date, your primary responsibility will be for the transition of your responsibilities to any new Chief Legal Officer, and you shall report to the Company’s Chief Executive Officer.
Pursuant to this Agreement, you shall remain eligible to receive the following rights and benefits through the Termination Date, as specified herein:

1.
Prior Retention Bonus. Pursuant to the terms of your Retention Agreement with the Company dated February 17, 2017, you shall continue to be entitled to receive your Retention Bonus on March 31, 2017, provided that you remain an employee of the Company as described herein through March 31, 2017, subject to the otherwise applicable terms and conditions of such Agreement.

2.
Employment Agreement. Your employment letter agreement with the Company dated October 16, 2013 (the “Employment Agreement”) shall continue in full force and effect through the Termination Date and thereafter (in respect of post-termination provisions) in accordance with the terms of the Employment Agreement, except as modified by this Agreement. In connection therewith, you shall continue to be eligible to receive your current base salary and employee benefits through the Termination Date. You acknowledge that you will not be entitled to any bonus compensation in respect of fiscal year 2017, other than the Retention Bonus.

3.
Incentive Awards. All currently outstanding incentive awards held by you (the “Incentive Awards”) will remain outstanding and will continue to vest through the Termination Date, which shall be your final date of employment for all purposes under the award agreements applicable to the Incentive Awards (including the right to exercise stock options for specified time periods following termination). The following Incentive Awards that are currently unvested are scheduled to vest prior to April 30, 2017: (i) restricted stock units with respect to 9,789 shares of Company common stock and (ii) a long-term cash award valued at $121,353.

4.
No Severance Obligations. For the avoidance of doubt, neither your voluntary resignation as Chief Legal Officer/General Counsel and Secretary of the Company as of the Resignation Date, nor your termination of employment with the Company as of the Termination Date, shall constitute a termination by the Company without “Cause” nor give rise to a right of “Constructive Termination” under the terms of the Employment Agreement. Accordingly, you are not entitled to any severance payments or benefits from the Company pursuant to Section 7 of your Employment Agreement, nor under any severance plan or policy of the Company. Upon the Termination Date, you shall be entitled to receive from the Company the “Accrued Obligations” pursuant to Section 7 of the Employment Agreement.

5.
Noncompetition Agreement. The terms of your noncompetition covenant in Section 8 of the Employment Agreement shall remain in effect, in accordance with its terms; provided, however, that (1) notwithstanding the definition of “Competitor” in Section 8 of the Employment Agreement, the term “Competitor” shall be amended and limited to the following companies as of the Termination Date: Nationstar Mortgage Holdings Inc., Ocwen Financial Corporation, PHH Corporation, Cenlar Capital Corporation, and each of their respective subsidiaries, affiliates, and successors, as applicable and (2) notwithstanding the definition of “Restricted Period” in Section 8 of the Employment Agreement, the term “Restricted Period” shall be amended and limited to the 3 month period following the Termination Date.

6.	Assignment. You may not assign your rights under this Agreement except upon your death. This Agreement shall be binding upon the Company and its successors and assigns.

7.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under the Retention Agreement, the Employment Agreement, or the Incentive Awards, except as expressly set forth herein, which shall remain in full force and effect in accordance with their terms. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

8.	Governing Law. This Agreement shall be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

Sincerely, WALTER INVESTMENT MANAGEMENT CORP. /s/ Anthony Renzi By: Anthony Renzi Title: CEO and President	ACCEPTED AND AGREED AS OF THE DATE BELOW: /s/ Jonathan Pedersen By: Jonathan Pedersen March 24, 2017 Date: